As filed with the Securities and Exchange Commission on November 2, 2021.

Registration No. 333-257783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-257783

UNDER

THE SECURITIES ACT OF 1933

VINE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	86-4833927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 550

Plano, Texas 75024

(469) 606-0540

(Address of Principal Executive Offices) (Zip Code)

Vine Energy Inc. 2021 Long Term Incentive Plan

(Full title of the plan)

Johnathon C. Curth

Executive Vice President, General Counsel and Corporate Secretary

Vine Energy Inc.

5800 Granite Parkway, Suite 550

Plano, Texas 75024

(469) 606-0540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Vine Energy Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (No. 333-257783), which was filed by the Company with the SEC on July 9, 2021, registering 32,000,000 shares of Class A Common Stock under the Vine Energy Inc. 2021 Long-Term Incentive Plan.

On November 1, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger dated August 10, 2021 (the “merger agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Hannibal Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Chesapeake (“Merger Sub Inc.”), Hannibal Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Chesapeake (“Merger Sub LLC”), the Company, and Vine Energy Holdings LLC, a Delaware limited liability company (“Holdings”), under which Merger Sub Inc. merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation, and as a wholly owned subsidiary of Chesapeake (in such capacity, the “surviving corporation”) and immediately after the First Merger, the surviving corporation merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company.

As a result of the completion of the transactions contemplated by the merger agreement, the Company has terminated all offerings of shares of Class A Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of this Post-Effective Amendment all shares of Class A Common Stock registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Class A Common Stock and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 2, 2021.

VINE ENERGY INC.

By:	/s/ Jonathan C. Curth
Name: Jonathan C. Curth
Title: Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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